April 3, 1998




Dear Shareholder:

              You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Tuesday, May 12, 1998, at the Company's headquarters located at 7337 West Washington Street, Indianapolis, Indiana. We will review Amtran's 1997 performance and answer any questions you may have. Enclosed with this Proxy Statement are your voting card and 1997 Annual Report.

              Amtran has chosen to write its 1998 Proxy Statement in "plain English." We trust you will like this new simplified format and welcome any comments you may have.

              I look forward to seeing you on May 12 and remind you that your vote is important. Any shareholder requiring directions to the meeting should contact our Secretary, Brian T. Hunt, at 317/240-7006.

                                                      Sincerely yours,



                                                      J. George Mikelsons
                                                      Chairman of the Board

                                NOTICE OF THE
                     1998 ANNUAL MEETING OF SHAREHOLDERS
                             AND PROXY STATEMENT


    The Annual Meeting of Shareholders of Amtran, Inc. will be held on Tuesday, May 12,1998, at 10:00 a.m. at the Company's headquarters located at 7337 West Washington Street, Indianapolis, Indiana. At the meeting, the shareholders will consider and take action on the following:

        1. Election of eight Directors: J. George Mikelsons, John P. Tague, Kenneth K. Wolff, James W. Hlavacek, Dalen D. Thomas, Robert A. Abel, William P.Rogers, Jr., and Andrejs P. Stipnieks, each for a term of one year;

        2. Ratification of Ernst & Young as independent accountants for the fiscal year ending December 31, 1998; and

        3. Transact any other business properly before the Annual Meeting.

The Amtran Board of Directors recommends a vote "in favor of" both proposals.

        Shareholders of record at the close of business on March 12, 1998, will be entitled to vote at the Annual Meeting or any adjournments thereof. A complete list of shareholders entitled to vote will be available at Amtran's offices for a period of ten days prior to the Annual Meeting.

        This Proxy Statement, voting instruction card and Amtran, Inc.'s 1997 Annual Report to Shareholders are being distributed on or about April 9, 1998.

                                    By order of the Board of Directors



Dated:  April 3, 1998               Brian T. Hunt
                                    Vice President and Secretary

                            PROXY STATEMENT
                           TABLE OF CONTENTS

                                                                           Page

QUESTIONS AND ANSWERS............................................           1

PROPOSALS TO BE VOTED UPON.......................................           7

BOARD OF DIRECTORS...............................................           8
     Board Meetings and Committees...............................           9
     Directors' Compensation.....................................           9
     Certain Relationships and Related-Party Transactions........          10

REPORT OF THE COMPENSATION COMMITTEE.............................          11

BENEFICIAL OWNERSHIP TABLE.......................................          14

SUMMARY COMPENSATION TABLE.......................................          16

OPTION GRANTS TABLE..............................................          18

OPTION EXERCISES AND YEAR-END VALUE TABLE........................          19

STOCK PERFORMANCE GRAPH..........................................          20

          Q U E S T I O N S  A N D   A N S W E R S
--------------------------------------------------------------------------------

Q:  What am I voting on?

A:  o  Re-election of eight (8)  directors (J. George  Mikelsons, John P. Tague,
       Kenneth K. Wolff, James W. Hlavacek, Dalen D. Thomas, Robert A. Abel, William P. Rogers, Jr., and Andrejs P. Stipnieks); and
    o Ratification of Ernst & Young LLP as Amtran's independent accountants. (See page 3 for more details.)
--------------------------------------------------------------------------------

Q:  Who is entitled to vote?

A: Shareholders as of the close of business on March 12, 1998 (the Record Date) are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.
--------------------------------------------------------------------------------

Q:  How do I vote?

A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of both proposals. You have the right to revoke your proxy any time before the meeting by (1) notifying Amtran's Corporate Secretary, (2) voting in person, or (3) returning a later-dated proxy. If you return your signed proxy card, but do not indicate your voting preferences, Kenneth K. Wolff and James W. Hlavacek will vote FOR the two proposals on your behalf.
--------------------------------------------------------------------------------

Q:  Is my vote confidential?

A: Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the votes have access to your card. Additionally, any comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.
--------------------------------------------------------------------------------

Q:  Who will count the vote?

A: Representatives of National City Bank, our Stock Transfer Agent, will tab-ulate the votes and act as inspector of election.
--------------------------------------------------------------------------------

Q:  What does it mean if I get more than one proxy card?

A: It is an indication that your shares are registered differently and are in more than one account. Sign and return all proxy cards to insure that all your shares are voted.

--------------------------------------------------------------------------------

Q:  What constitutes a quorum?

A: As of the Record Date, 11,616,651 shares of Amtran common stock were issued and outstanding. A majority of the outstanding shares, present or repre-sented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If you submit a properly executed proxy card, then you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain from voting, your abstention will have the same effect as a vote against such proposal.
--------------------------------------------------------------------------------

Q:  Who can attend the Annual Meeting?

A:  All shareholders as of the Record Date can attend.
--------------------------------------------------------------------------------

Q:  What percentage of stock do the Amtran directors own?

A: Together, they own approximately 77% of our common stock as of the Record Date. (See page 10 for more details.)
--------------------------------------------------------------------------------

Q:  Who are the largest principal shareholders?

A: J. George Mikelsons owned 8,477,500 shares, or 73% as of March 12, 1998. Dimensional Fund Advisors, Inc. owned 627,400 shares, or 5.4% as of March 12, 1998.
    Heartland  Advisors, Inc. owned  600,000 shares, or 5% as of March 12, 1998.
--------------------------------------------------------------------------------

Q:  When are the 1998 shareholder proposals due?

A: In order to be considered for inclusion in next year's proxy statement, shareholder proposals must be submitted in writing by November 30, 1998, to Brian T. Hunt, Corporate Secretary, 7337 West Washington Street, Indianapolis, Indiana 46231.

           P R O P O S A L S  T O  B E   V O T E D   U P O N
--------------------------------------------------------------------------------



1. Re-election of Directors

   Nominees for re-election this year are J. George Mikelsons, John P. Tague, Kenneth K. Wolff, James W.Hlavacek, Dalen D. Thomas, Robert A. Abel, William
P. Rogers, Jr., and Andrejs P. Stipnieks. All directors are elected to serve one-year terms. (See pages 4 and 5 for more information.)

   We need the affirmative vote of a majority of the outstanding shares of common stock. Your Board recommends a vote FOR these directors. Abstentions and votes withheld for directors will have the same effect as votes against.


2. Ratification of Ernst & Young as Independent Accountants

   Ernst & Young has been our independent public accountants for the past five years. The Audit Committee and the Board believe that Ernst & Young's long-term knowledge of Amtran is invaluable. Representatives of Ernst & Young have direct access to members of the Audit Committee and regularly attend their meetings. Representatives of Ernst & Young will attend the Annual Meeting to answer any shareholder questions and to make a statement if they desire to do so.

   In 1997, the Audit Committee (1) reviewed all services provided by Ernst & Young to insure that they were within the scope previously approved by the Committee, and (2) concluded that the non-audit services performed by Ernst & Young for Amtran or its subsidiaries did not impair its independence as Amtran's accountants.

    We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify Ernst & Young as independent accounts for 1998-99. The Audit Committee and the Board recommend a vote FOR Ernst & Young as independent accountants for 1998-99.

                        B O A R D  O F  D I R E C T O R S
--------------------------------------------------------------------------------


J. GEORGE  MIKELSONS                                        Director  since 1993
J. George Mikelsons, age 60, is the founder, Chairman of the Board and, prior to the Company's initial public offering in May 1993, was the sole shareholder of the Company. Mr. Mikelsons founded American Trans Air, Inc. and Ambassadair Travel Club, Inc. in 1973. Mr.Mikelsons currently serves on several boards of directors, including the Allison Engine Company, where he is Chairman of the Board; the Indianapolis Convention and Visitors Association, where he is a member of the Executive Committee; and IWC Resources Corporation (formerly the Indianapolis Water Company). Mr.Mikelsons has been an airline Captain since 1966 and remains current on several jet aircraft.

                                                                Director 1993-95
JOHN P. TAGUE                                         Director July 1997-present
John P. Tague, age 35, was named President and Chief Executive Officer of the Company in July 1997. He had previously served as the Company's President and Chief Operating Officer since October 1993 before resigning to form his own aviation consulting company in 1995. Prior to his tenure as the Company's President and Chief Operating Officer, he was Executive Vice President from June 1993 to October 1993. Prior to that time, he was Senior Vice President, Marketing and Sales, of the Company. From May 1991 to November 1991, he was Vice President of Marketing and Sales for the Company. Mr. Tague was employed at Midway Airlines from 1985 to 1991 in the following positions: from 1990 to 1991 as the Senior Vice President of Marketing and Planning; from 1988 to 1990 as the Vice President of Marketing and Planning; from 1987 to 1988 as the Vice President of Planning and from 1985 to 1987 as the Director, Airline Planning. Prior to joining Midway Airlines in 1985, Mr. Tague was a transportation consultant and held various positions at a regional airline. Mr. Tague serves on the Board of Directors of the Air Transport Association.

JAMES W. HLAVACEK                                            Director since 1993
James W. Hlavacek, age 61, was appointed Chief Operating Officer of the Company in 1995. He continues to serve as Executive Vice President of the Company and President of ATA Training Corporation. From 1986 to 1989, he was the Company's Vice President of Operations. Mr. Hlavacek has been a commercial airline pilot for more than 30 years and has held the rank of Captain for nearly 28 years. He was ATA's Chief Pilot from 1985 to 1986. Mr. Hlavacek serves on the Board of Directors of the National Air Carrier Association. Mr. Hlavacek is a graduate of the University of Illinois.

KENNETH K. WOLFF                                            Director  since 1993
Kenneth K. Wolff, age 52, was appointed Executive Vice President and the Chief Financial Officer of the Company in 1991. From 1990 to 1991, he was the Company's Senior Vice President and Chief Financial Officer. From 1989 to
1990, he was President and Chief Executive Officer of First of America Bank - Indianapolis (which is a lender under certain of the Company's credit facil-ities). From 1988 to 1989, he was President and Chief Operating Officer of this bank. Prior to his appointment as President of the bank, he held various positions at the bank since 1969. He is a graduate of Purdue University with a B.S. Degree in Industrial Management. Mr. Wolff also holds a Masters in Business Administration from Indiana University and was a member of the faculty there for five years.

DALEN D. THOMAS                                              Director since 1996
Dalen D. Thomas, age 31, was appointed Senior Vice President, Sales, Marketing and Strategic Planning, and was elected a Director, in August 1996. Mr. Thomas worked at Bain & Company, Inc. for seven years. While at Bain, he worked on the team that restructured Continental Airlines. He graduated and received a Masters in Business Administration from Stanford University.

ROBERT A. ABEL                                              Director  since 1993
Robert A. Abel, age 45, is a director in the public accounting firm of Blue & Co., LLC. Mr. Abel is a magna cum laude graduate of Indiana State University with a B.S. Degree in Accounting. He is a certified public accountant with over 20 years of public accounting experience in the areas of auditing and corporate tax. He has been involved with aviation accounting and finance since 1976.

WILLIAM P. ROGERS, JR.                                       Director since 1993
William P. Rogers, Jr., age 48, is a partner in the New York law firm of Cravath, Swaine & Moore. After graduating from Case Western Reserve University School of Law in 1978, he served as a clerk in the United States Court of Appeals for the Sixth Circuit based in Cincinnati. He joined the Cravath firm a year later and became a partner in 1985. Cravath, Swaine & Moore provides legal services to the Company in connection with selected matters.

ANDREJS P.  STIPNIEKS                                       Director  since 1993
Andrejs P. Stipnieks, age 57, is a consultant on corporatization and priva-tization of government business enterprises. He graduated from the University of Adelaide, South Australia, and is a Barrister and Solicitor of the Supreme Courts of South Australia, the Australian Capital Territory and of the High Court of Australia. Until 1998, Mr. Stipnieks was a Senior Government Solicitor in the Australian Attorney General's Department, specializing in aviation and surface transport law and practice. He has represented Australia on the Legal Committee of the International Civil Aviation Organization at Montreal.


Board Meetings and Committees

             During 1997, the Board of Directors held five meetings. All directors attended each Board meeting and each meeting of those Committees on which he served. (Mr. Tague attended all meetings occurring after his election as a director in July 1997.) The Board of Directors has Audit and Compensation Committees. The Company does not have a standing nominating committee.

              The Audit Committee, which is comprised of Messrs. Rogers, Abel and Wolff, meets with the independent accountants of the Company, reviews the audit plan for the Company, reviews the annual audit of the Company with the accountants, recommends whether the accountants should be continued as auditors for the Company, reviews the Company's internal controls and performs such other duties as shall be delegated to the Audit Committee by the Board of Directors. The Audit Committee met three times in 1997.

              The Compensation Committee, comprised of non-employee directors Abel and Stipnieks, establishes compensation policies and compensation for the Company's officers. The Compensation Committee met four times in 1997.

Directors' Compensation

              Each non-employee director received an annual retainer of $18,000 for serving on the Board, an annual fee of $2,500 for serving as Chairman of a Committee, a fee of $2,000 for each Board of Directors meeting attended in person and a fee of $1,000 for each Committee meeting attended in person. Amtran also pays its non-employee directors if they participate in Board and Committee meetings by telephone.

              Each non-employee director also receives options to purchase shares of the Company's Common Stock pursuant to the Amtran, Inc. Stock Option Plan for Non-Employee Directors (the "Stock Option Plan"). Under the Stock Option Plan, Eligible Directors receive: (1) a one-time grant of an option to purchase 2,000 shares following his election or appointment to the Board of Directors; and (2) for as long as he remains an Eligible Director, an annual grant of an option to purchase 500 shares on the 30th day following each annual meeting of shareholders.

              Section 16(a) of the Securities  Exchange Act of 1934 requires the
Company's directors and executive officers and persons who own more than ten percent of the Company's shares to file with the Securities and Exchange
Commission and Nasdaq reports on their ownership of shares of the Company (so-called 16(a) forms). Based solely on its review of copies of such reports, the Company believes that its directors complied with all such filing requirements (except that Mr. Rogers filed his 16(a) form late).

Certain Relationships and Related Party Transactions

              Mr. Mikelsons is the sole owner of Betaco, Inc., a Delaware corporation ("Betaco"). Betaco currently owns two airplanes (a Cessna Citation II and a Lear Jet) and three helicopters (a Bell 206B Jet Ranger III, an Aerospatiale 355F2 Twin Star and a Bell 206L-3 LongRanger). The two airplanes and the Twin Star and LongRanger helicopters, are leased to ATA. The Company believes that the current terms of the leases with Betaco for this equipment are no less favorable to the Company than those that could be obtained from third parties.

              The lease for the Cessna Citation currently requires a monthly payment of $37,500. The lease for the Lear Jet requires a monthly payment of $42,000. The lease for the JetRanger III currently requires a monthly payment of $7,000. The lease for the Aerospatiale 355F2 Twin Star requires a monthly lease payment of $12,000 and the lease for the LongRanger requires a monthly payment of $11,200.

              Mr. Rogers, Chairman of the Audit Committee, is a partner in the law firm of Cravath, Swaine & Moore, which provided legal services to the Company in 1997. Mr. Abel, Chairman of the Compensation Committee, is a partner in the accounting firm of Blue & Co., LLC, which provided tax and accounting services to the Company in 1997.

              Pursuant to Mr. Thomas' employment arrangement with the Company, the Company loaned Mr. Thomas $100,000.00 on May 7, 1997. Mr. Thomas delivered a Promissory Note to the Company, the terms of which include a maturity date of May 1, 1998, an interest rate of 8.75% per annum, and quarterly interest payments.

      R E P O R T  O F  T H E   C O M P E N S A T I O N   C O M M I T T E E
--------------------------------------------------------------------------------



What is our compensation philosophy?

       The objectives of Amtran's executive compensation programs are to: (i) attract and retain talented and experienced executives with compensation that is competitive with other U.S. airlines of a size comparable to ATA, (ii) reward outstanding performance and provide incentives based on individual and corporate performance, and (iii) use restricted stock and stock options to align the interests of management with those of the shareholders.

       The Compensation Committee (the "Committee") is responsible for administering the Company's compensation policies and programs, including its incentive compensation programs. The Committee currently consists of two independent non-employee directors, Robert A. Abel and Andrejs P. Stipnieks. Mr. Abel, Chairman of the Committee, is a director in the accounting firm of Blue & Co., LLC. Mr. Abel's firm provided tax and accounting service to the Company in 1997.

       As discussed below, the elements of compensation used by the Company include salaries and short-term and long-term incentive programs, including the award of cash bonuses and stock options.


How do we determine base pay?

     The base pay for Mr. Mikelsons and Mr. Tague reflects Amtran's objective to maintain salary levels that are competitive with those offered by U.S. airlines of a size comparable to ATA for comparable positions, taking into consideration a number of factors, as described below.

Mr. Mikelsons' 1997 Base Pay

     In  establishing  a  base  salary  for  Mr.   Mikelsons,   the  Committee
considered:

     - analyses prepared for the Committee of the salary and other compensation paid by other U.S. airlines for executives holding comparable positions.
     - a compensation analysis prepared by an independent consultant.
     - the fact that Mr. Mikelsons would not participate in any equity-based incentive compensation plan of the Company and the fact that no increase in base salary over 1996 was being proposed.
     - his age, experience and responsibilities.

       Each of these listed factors was evaluated by the Committee on a subjective basis, and no particular weighting was given to any particular factor. The Committee also sought to maintain the same relative relationship between the salary levels of different officers as exists for comparable positions at other U.S. airlines. After considering the above factors, the Committee approved a base salary for the Chairman for 1997 of $688,194. Based on prior studies available to the Committee, such salary is higher than the base salaries paid by most other airlines to executives holding comparable positions but, given the absence of any stock-based compensation, total compensation was in between the median and the 75th percentile of both (i) total annual cash compensation, and (ii) the five-year average of annualized total compensation paid by the other airlines included in the analysis.

Mr. Tague's 1997 Base Pay

    In establishing a base salary for Mr. Tague, the Committee considered:

    - analyses prepared for the Committee of the salary and other compensation paid by other U.S. airlines for executives holding comparable positions.
    - a compensation analysis prepared by an independent consultant.
    - his age, experience and responsibilities.

       Each of these listed factors was evaluated by the Committee on a subjective basis, and no particular weighting was given to any particular factor. The Committee also sought to maintain the same relative relationship between the salary levels of different officers as exists for comparable positions at other U.S. airlines. After considering the above factors, the Committee approved an annual base salary for Mr. Tague of $400,000. Mr. Tague received $184,614 of his base salary during 1997, reflecting his effective date of hire in June 1997. Based on prior studies available to the Committee, such base salary is in between the median and the 75th percentile of the base salary paid by most other airlines to executives holding comparable positions. Mr. Tague's total cash compensation was also in between the median and the 75th percentile of the annual cash compensation paid by the other airlines included in the analysis.

Other Executives' 1997 Base Pay

       Stanley L. Pace served as President and Chief Executive Officer until his resignation in May 1997. His 1997 compensation was approved by the Compensation Committee in 1996 based on the same factors discussed above with respect to Messrs. Mikelsons and Tague. Mr. Pace's 1997 full-year base salary was $500,000. Due to his resignation in late May 1997, Mr. Pace received $257,828 of base salary.


How are annual bonuses determined?

       Annual bonuses are paid in cash in the year following performance, based on achievement of predetermined corporate and individual goals. No bonuses were paid to Messrs. Mikelsons and Tague in 1997. In 1997, Mr. Pace was paid $2,000,000 to offset the compensation he forfeited when he accepted employment with the Company. He also received an incentive bonus of $132,000 (reported as bonus compensation for 1996) as a result of Amtran's achievement of certain performance measures in 1996.


How are Amtran's incentive compensation programs used to focus management on increasing shareholder value?

       In 1997,  the  Company  adopted  the 1996  Incentive  Stock  Plan for Key
Employees of Amtran, Inc. (the "Incentive Stock Plan"). Under the Incentive Stock Plan, which is administered by the Committee, key employees may receive awards of stock options and restricted stock. The purpose of the Incentive Stock Plan is, among other things, to provide incentives to those key employees who have the capacity for contributing substantially to the growth and profitability of the Company, and to assist the Company in attracting, retaining and motivating such employees. In addition, the Incentive Stock Plan provides a means to more closely align the interests of management employees with those of shareholders.

       In 1997, the Committee awarded stock options covering an aggregate of 516,000 shares of Common Stock to the Company's President and two Executive Vice Presidents. No awards of stock options or restricted stock were made to the Chairman, who does not participate in this program.

The option  awards  made in  1997  vest  over a  three-year  period   commencing
approximately one year after the grant date. Additional information on the awards made in 1997 appears elsewhere in this Proxy Statement. The Company encourages participants to hold the stock received through the exercise of stock options as a long-term investment.


                                        Compensation Committee

                                        Robert A. Abel, Chairman
                                        Andrejs P. Stipnieks



                                   B E N E F I C I A L   O W N E R S H I P
-------------------------------------------------------------------------------------------------------

       This table indicates the number of shares of Common Stock owned by (i) the executive officers; (ii) the directors; (iii) any person known by management to beneficially own more than 5% of such stock; and (iv) all directors and executive officers of the Company as a group as of March 12, 1998.


                                                     Number of Shares                   Percent of Class
Name and Address of Individual/Group                 Beneficially Owned               (If More Than 1%)

J. George Mikelsons                                        8,477,500                           73
7337 West Washington Street
Indianapolis, IN 46231

John P. Tague                                                 10,743                           --

James W. Hlavacek                                            120,000 (1)                       --

Kenneth K. Wolff                                             116,300 (1)                       --

Dalen D. Thomas                                              225,000 (2)                       --

Robert A. Abel                                                 7,500 (3)                       --

William P. Rogers, Jr.                                         8,000 (3)                       --

Andrejs P. Stipnieks                                           8,000 (3)                       --

Stanley L. Pace                                                 -0-                            --

Dimensional Fund Advisors Inc.                               627,400 (4)                       5.4
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Heartland Advisors, Inc.                                     600,000 (5)                       5
70 N. Milwaukee Avenue
Milwaukee, WI 53202

All directors and executive officers                         495,523 (6)                       4.3
as a group7 (excluding J. George Mikelsons)






                                                                                               (Footnotes are on next page)

--------------------------------------------------------------------------------

1 Includes (a) presently exercisable options to purchase 36,000 shares each granted to Messrs. Wolff and Hlavacek on July 7, 1993, under the Company's 1993 Incentive Stock Plan for Key Employees; (b) presently exercisable options to purchase 10,000 shares each granted to Messrs. Wolff and Hlavacek on February 25, 1994, under said Plan; (c) presently exercisable options to purchase 18,000 shares each granted to Messrs. Wolff and Hlavacek on February 14, 1995, under said Plan; (d) presently exercisable options to purchase 20,000 shares each granted to Messrs. Wolff and Hlavacek on March 21, 1996, under said Plan; and (e) presently exercisable options to purchase 16,000 shares each granted to Messrs. Wolff and Hlavacek on May 13, 1997.

2 Consists of presently exercisable options to purchase 225,000 shares pur-suant to options granted under the Company's 1996 Incentive Stock Plan on August 9, 1996.

3 Includes presently exercisable options to purchase 3,500 shares each granted to Messrs. Abel, Rogers and Stipnieks under the Company's Stock Option Plan for Non-Employee Directors.

4 Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 627,400 shares of Amtran, Inc. stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

5   Shares owned are as of December 31, 1997.

6 Includes (a) presently exercisable options to purchase 36,000 shares each granted to Messrs. Wolff and Hlavacek on July 7, 1993, under the Company's 1993 Incentive Stock Plan for Key Employees; (b) presently exercisable options to purchase 10,000 shares each granted to Messrs. Wolff and Hlavacek on February 25, 1994, under said Plan; (c) presently exercisable options to purchase 18,000 shares each granted to Messrs. Wolff and Hlavacek on February 14, 1995, under said Plan; (d) presently exercisable options to purchase 20,000 shares each granted to Messrs. Wolff and Hlavacek on March 21, 1996, under said Plan; (e) presently exercisable options to purchase 16,000 shares each granted to Messrs. Wolff and Hlavacek on May 13, 1997, under said Plan; (f) presently exercisable options to purchase 225,000 shares granted to Mr. Thomas on August 9, 1996, under the Company's 1996 Incentive Stock Plan; and (g) presently exercisable options to purchase 3,500 shares each granted to Messrs. Abel, Rogers and Stipnieks under the Company's Stock Option Plan for Non-Employee Directors.

7 Group consists of eight persons(Messrs. Tague, Hlavacek, Wolff,Thomas, Abel, Rogers, Pace and Stipnieks.)

                                     S U M M A R Y   C O M P E N S A T I O N   T A B L E
---------------------------------------------------------------------------------------------------------------------------

       This table shows the compensation paid or accrued to the Chairman of the Board, four executive officers and former President for services rendered during the last three fiscal years.

                                                                                     Long-Term
                                            Annual Compensation                   Compensation
                                                                  Other
                                                                 Annual          Securities   Restricted
      Name and                                                   Compen-        Underlying       Stock       All Other
 Principal Position             Year     Salary($)   Bonus($)    sation($)      Options (#)   Awards($)   Compensation($)

J. George Mikelsons,            1997     688,194       None        None            None         None         2,249(1)
Chairman of the Board           1996     688,194       None        None            None         None         2,700(2)
                                1995     688,194       None(3)     None            None         None         2,130(4)

John P. Tague,                  1997     184,614       None        None         300,000(5)      None          None
President and Chief Executive   1996      None(6)      None        None            None         None          None
Officer                         1995     206,250(7)    None        None          24,000(8)      None          None

James W. Hlavacek,              1997     295,192      38,675       None         108,000(9)      None         2,249(1)
Executive Vice President        1996     285,577       None        None          30,000(10)     None         2,700(2)
and Chief Operating Officer     1995     237,500      52,000(11)   None          18,000(12)     None         2,700(4)

Kenneth K. Wolff,               1997     295,192      38,675       None         108,000(9)      None         2,249(1)
Executive Vice President and    1996     285,577       None        None          30,000(10)     None         2,700(2)
Chief Financial Officer         1995     237,500      52,000(11)   None          18,000(12)     None         2,700(4)

Dalen D. Thomas,                1997     206,154      32,500       None            None         None         1,082(1)
Senior Vice President, Sales    1996      69,231      24,000        (13)        300,000(14)     None          None
and Marketing

Stanley L. Pace,15              1997     257,828   2,000,000       None            None         None          None
Former President and            1996     173,077   1,132,000        (16)        750,000(17)     None          None
Chief Executive Officer

--------------------------------------------------------------------------------

1 Represents the amount of the Company's matching contribution to its 401(k) Plan in 1997.

2 Represents the amount of the Company's matching contribution to its 401(k) Plan in 1996.

3 Mr. Mikelsons was eligible to receive a bonus of $300,000 as a result of the Company's 1995 financial performance. Mr. Mikelsons renounced his entire bonus.

4 Represents the amount of the Company's matching contribution to its 401(k) Plan in 1995.

5 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. Tague to purchase 300,000 shares of the Company's stock shall become exercisable as to the following aggregate number of shares on and after each of the following dates: June 20, 1998 - 100,000 shares; June 20, 1999 - 100,000 shares; and June 20, 2000 - 100,000 shares.

6   Mr. Tague was not employed by the Company in 1996.

7   Mr. Tague's 1995 salary reflects his resignation in June 1995.

8 Pursuant to the 1993 Incentive Stock Plan for Key Employees of Amtran, Inc., Mr. Tague forfeited these options when he resigned.

9 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 108,000 shares each of the Company's stock shall become exercisable as to the following aggregate number of shares on and after each of the following dates: January 10, 1998 - 16,000 shares; June 20, 1998 - 20,000 shares;
    January 10, 1999 - 16, 000 shares; June 20, 1999 - 20,000 shares; January 10, 2000 - 16,000 shares; and June 20, 2000 - 20,000 shares.

                                              (Footnotes continued on next page)

--------------------------------------------------------------------------------


10 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 30,000 shares each of the Company's stock is exercisable as to the following aggregate number of shares on and after each of the following dates: March 25, 1997 - 10,000 shares; March 25, 1998 - 10,000 shares; and March 25, 1999 - 10,000 shares.

11 Messrs. Wolff and Hlavacek were eligible to receive a bonus of $108,062 each as a result of the Company's 1995 financial performance. Messrs. Wolff and Hlavacek each renounced $56,062 of said bonus.

12 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Messrs. Hlavacek and Wolff to purchase 18,000 shares each of the Company's stock is exercisable as to the following aggregate number of shares on and after each of the following dates: January 10, 1996
    - 6,000 shares; January 10, 1997 - 6,000 shares; and January 10, 1998 - 6,000 shares.

13 The terms of Mr. Thomas' employment arrangement included the Company's purchase of his home in Texas. The Company paid Mr. Thomas the home's appraised value.

14 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., the grant of options to Mr. Thomas to purchase 300,000 shares of the Company's stock is exercisable as to the following aggregate number of shares on and after each of the following dates: August 9, 1996 - 75,000 shares; April 9, 1997 - 75,000 shares; December 9, 1997 - 75,000 shares; and August 9, 1998 - 75,000 shares.

15 Mr. Pace resigned from his position as President and Chief Executive Officer on May 24, 1997.

16 The terms of Mr. Pace's employment arrangement with the Company included the Company's purchase of Mr. Pace's home in Texas. The Company paid Mr. Pace the acquisition cost of the home.

17 Pursuant to the 1996 Incentive Stock Plan for Key Employees of Amtran, Inc., Mr. Pace forfeited these options when he resigned.

                        O P T I O N   G R A N T S    T A B L E
---------------------------------------------------------------------------------------------------------------------------

       This table shows the option  grants in 1997 to the  individuals  named in the Summary Compensation Table.

                                              Individual Grants
---------------------------------------------------------------------------------------------------------------------------

                       Number of Securities     % of Total Options
                        Underlying Options     Granted To Employees         Exercise        Expiration      Grant Date
      Name                    Granted               In Fiscal Year       Price/Share($)          Date     Present Value($)(1)
---------------------------------------------------------------------------------------------------------------------------

J. George Mikelsons           -0-                      -0-                   --                  --             --

John P. Tague               300,000(2)                  20                  $8.25           June 20, 2007   1,539,000

James W. Hlavacek           108,000(2)                   7             48,000 @ $9.25       May 13,  2007     276,000
                                                                       60,000 @ $8.25       June 20, 2007     307,800

Kenneth K. Wolff            108,000(3)                   7             48,000 @ $9.25       May 13,  2007     276,000
                                                                       60,000 @ $8.25       June 20, 2007     307,800

Dalen D. Thomas               -0-                       -0-                   --                 --             --

Stanley L. Pace               -0-                       -0-                   --                 --             --




1 Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of .40, risk-free rate of return of 6.00%, dividend yield of 0% and time to exercise of ten
    (10) years. Additionally, a 5% discount was applied to reflect a three-year vesting period.

2   See Footnote 5 to Summary Compensation Table on vesting of Options.

3   See Footnote 9 to Summary Compensation Table on vesting of Options.

                                          O P T I O N   E X E R C I S E S   AND
                                         Y E A R-E N D   O P T I O N  V A L U E S
-----------------------------------------------------------------------------------------------------------------------------------

       This table  shows the number and value of stock  options  (exercised  and unexercised) for the named individuals during 1997.

                                                                                                      Value of
                                                                                                In-The-Money
                              Shares                           Number of Securities            Options At Fiscal
                             Acquired        Value           Underlying Unexercised                  Year-End
                           On Exercise      Realized      Options At Fiscal Year-End           Exercisable (E)/
      Name                       (#)            ($)                                            Unexercisable (U)
                                                          Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------

J. George Mikelsons             0               0               0              0                     0
John P. Tague                   0               0               0          300,000                   0
James W. Hlavacek               0               0            68,000        134,000                   0
Kenneth K. Wolff                0               0            68,000        134,000                   0
Dalen D. Thomas                 0               0           225,000         75,000               $182,813(E)
                                                                                                 $ 60,937(U)
Stanley L. Pace                 0               0               0              0                     0


Pension Plans

       The Company has no pension plans.

401(k) Plan

       Under the American Trans Air, Inc. Employees' Retirement Savings Plan (the "401(k) Plan"), adopted on October 1, 1985, eligible employees could elect to defer up to 15% of their salary into the 401(k) Plan, not to exceed statutory limits. Generally, all employees meeting a minimum-hours requirement are eligible to participate in the 401(k) Plan. The Company has the discretion to make matching contributions to the 401(k) Plan on behalf of participants who have made salary reduction contributions under the Plan. In 1997, the Company contributed $.35 ($.30 for flight attendants by contract) for each dollar contributed to the Plan by eligible participants, up to 6% of their compensation. Moreover, an employee stock ownership feature was added to the 401(k) Plan in May 1993. The ATA Employee Stock Ownership Plan ("ESOP") is a mechanism for the Company to award shares of Company stock for years in which profits occur. Addition of this benefit permits eligible employees to become shareholders of the Company and share in its potential future growth and profitability. Generally, the eligibility requirements for the ESOP are identical to those of the 401(k) Plan, except an employee may be eligible for an ESOP contribution of Company stock even if the employee did not elect pre-tax 401(k) Plan contributions.

       In those years in which the Company experiences profits and chooses to make an ESOP contribution, the 401(k) Plan accounts of eligible employees will be credited with full and/or fractional shares of Company stock. Shares will be allocated based on compensation. In 1997, 33,333 shares of Company stock were allocated to 401(k) Plan participant accounts.

             S T O C K   P E R F O R M A N C E   G R A P H
--------------------------------------------------------------------------------


   This performance graph compares the 1997 total shareholder return on the Company's Common Stock with The Nasdaq Stock Market-U.S. Index and the Company's peer group. The peer group selected by the Company consists of the following companies: Alaska Air Group, Inc., America West Airlines, Inc., AMR Corp. (Amer-ican Airlines), Continental Airlines, Inc., Delta Airlines, Inc., HAL, Inc. (Hawaiian Airlines), Reno Air, Inc., Southwest Airlines, Inc., Tower Air, Inc., USAir Group, Inc., UAL Corp. (United Airlines), Amtran, Inc. and Worldcorp, Inc. (World Airlines).

  Although such a graph would normally be for a five-year period, the Company's Common Stock has been publicly traded only since May 1993. The following graph commences as of May 11, 1993, the first day after the Company's initial public offering.

                        Comparison Of 57-Month Cumulative
                        Total Return* Among The Company,
                    Nasdaq Market-U.S. Index And A Peer Group


                                                  NASDAQ STOCK
 DATE         AMTRAN, INC.     PEER GROUP          MARKET-U.S.
------        ------------     ----------        ---------------
5/1993          $100.00          $100.00             $100.00
  1993          $ 60.94          $106.56             $111.07
  1994          $ 39.06          $ 69.24             $108.57
  1995          $ 79.69          $110.13             $153.54
  1996          $ 43.75          $124.97             $188.85
  1997          $ 49.22          $202.01             $231.80
2/1998          $ 65.63          $205.35             $261.71

Assumes $100 invested on 5/11/93 in Stock or Index, including reinvestment of dividends. Fiscal Year Ending December 31.